EXHIBIT 99.1

Kubota Pharmaceutical Holdings Co., Ltd. Announces Intention to Terminate SEC Reporting Obligations
SEATTLE - (December 5, 2017) - Kubota Pharmaceutical Holdings Co., Ltd. (the “Company”) announces its intention to file Form 15F with the U.S. Securities and Exchange Commission (the "SEC") to voluntarily terminate the registration of its common shares under Section 12(g) and its reporting obligations under Section 13(a) and Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's reporting obligations will immediately be suspended upon filing Form 15F. The termination of the Company's registration and reporting obligations under Section 13(a) and Section 15(d) of the Exchange Act is expected to be effective 90 days after filing of Form 15F.
The Company considered the administrative burden and costs associated with being a U.S. reporting company and believes that the costs outweigh the benefits received by the Company from maintaining its registration. The Company will continue to comply with its Japanese continuous disclosure obligations through filings with the applicable Japanese securities regulators and its common shares will continue to trade on the Tokyo Stock Exchange Mothers Market.
About Kubota Pharmaceutical Holdings Co., Ltd.
Kubota Pharmaceutical Holdings Co., Ltd. (Tokyo 4596) is committed to translating innovation into a diverse portfolio of drugs and devices to preserve and restore vision for millions of people worldwide. The company’s development pipeline includes drug candidates and therapeutics for the treatment of retinitis pigmentosa, proliferative diabetic retinopathy, diabetic macular edema, AMD, Stargardt disease, cataract and presbyopia. The company is also developing a monitoring device for neovascular retinal diseases, to be used directly by patients. http://www.kubotaholdings.co.jp/en/
Cautionary Statements
Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include statements regarding our expectations related to the intended termination of our U.S. reporting obligations, the anticipated reduction in administrative burden and costs associated with being a U.S. reporting company, the effective date of de-registration, our ability to comply with ongoing disclosure obligations through filings with the applicable Japanese securities regulators, our ability to maintain continued listing of our common shares on the Tokyo Stock Exchange Mothers Market, and our ability to maintain exemption from registration following the termination of our U.S. reporting obligations. These statements are based on current assumptions that involve risks, uncertainties and other factors that could cause the actual results, events or developments to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: the SEC not accepting our Form 15F. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Kubota” and the Kubota logo are registered trademarks or trademarks of Kubota Pharmaceutical Holdings Co., Ltd. in various jurisdictions.

Media Contact:
Michael Hasegawa
Senior Director, Corporate Communications
Phone: +81-3-6550-8928
Email: mhasegawa@kubotaholdings.co.jp
Investor Relations Contact:
John Gebhart
Chief Financial Officer
Phone: +1-206-805-3972
Email: jgebhart@kubotaholdings.co.jp